Exhibit 3.2
Employment and Non-competition Agreement between PH Group Inc. and Truman Stegmaier


                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


         THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into effective as of (a) the date the Executive's release from his covenant not to compete, or (b) the date such covenant is not a bar, whichever of (a) or (b) first occurs ("Effective Date"), between PH GROUP, INC., an Ohio corporation with a place of business at 2365 Scioto Harper Drive, Columbus, Ohio 43204 (the "Company"), and TRUMAN STEGMAIER of P.O. Box 499, Marshfield, Missouri 65706 (the "Executive").

         WHEREAS, the Company and the Executive desire that the Executive be employed by the Company on the terms and conditions herein contained.

         NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto, intending to be legally bound, agree as follows:

         SECTION 1. DUTIES. From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company, as Trueblood Vice President, Product Development and in such equivalent, additional or higher executive level position or positions as shall be assigned to him by the President or the Board of Directors of the Company (the "Board of Directors"). During the Term of this Agreement, the Executive agrees to devote substantially all of his working time and his best efforts to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties which are assigned to him. The Executive shall observe and abide by the reasonable corporate policies and decisions of the Company in all business matters. The Executive will (a) oversee the development of the new standard Trueblood Machines (as hereinafter defined),
(b) assist the Vice President of Operations in setting up the manufacturing techniques to reduce labor and machining hours in assembly of all machines, and
(c) assist in the sales effort of Trueblood Machines as needed. A "Trueblood Machine" means any of the following machines designed by the Executive, the design for which has been completed but no prototype has been built, which are to be developed under the supervision of the Executive in the following time frames:

                                                                TIME FRAME FOR COMPLETION
         TYPE OF MACHINE                                              OF DEVELOPMENT
         ---------------                                        -------------------------
         Medical Machines        (Non-Electric Controlled)         1st-2nd quarter 2000
         High Tech Electronics                                     2nd-3rd quarter 2000
         Cable Machine                                             3rd-4th quarter 2000
         Prototype Machine                                         1st quarter 2001
         Horizontal Machine                                        3rd-4th quarter 2001

         SECTION 2. TERM. Subject to Sections 4 and 5 hereof, the term of this Agreement shall be for a period commencing on the Effective Date and terminating on December 31, 2003 (the "Term"). The Term shall continue thereafter on a year-to-year basis unless the Company or the Executive gives written notice to the other at least three months prior to the expiration of the Term that such party does not intend to renew this Agreement.

         SECTION 3. COMPENSATION AND BENEFITS. During the Term, the Company shall pay, and the Executive agrees to accept as full consideration for the services to be rendered by the Executive hereunder, compensation consisting of the following:

                 3.1. SALARY. Beginning on the first day of the Term and continuing throughout the Term, the Company shall pay the Executive a salary of $125,000 per year, payable in accordance with the customary pay practices of the Company. Such salary may be increased or decreased by the Compensation Committee of the Board of Directors.

                 3.2. BONUS. The Compensation Committee of the Board of Directors will, on an annual basis, review the performance of the Company and of the Executive and will pay such bonus as it deems appropriate, in its discretion, to the Executive based upon such review. In addition, the Compensation Committee of the Board of Directors will review each successful completion of a new or redesigned Trueblood Machine prototype, and will pay to the Executive such bonus as the Executive and such Compensation Committee deem appropriate and fair under all of the circumstances; provided that upon the receipt by the Company of the sales prices for the first three machines of each line of new or redesigned Trueblood Machines, the Executive shall be paid a bonus of $100,000. The Executive may elect to have all or any part of any such bonus paid to him by the delivery of common shares of the Company without par value (the "Shares") valued at the then current "Market Price". The "Market Price" shall be (a) if the Shares are listed or admitted to trading on a national securities exchange or The NASDAQ National Market, the average of the per Share closing price regular way on the principal national securities exchange or The NASDAQ National Market on which the Shares are listed or admitted to trading for the 30 trading days ending on the date on which such bonus was authorized, or, (b) if the Shares are not listed or admitted to trading on a national securities exchange or The NASDAQ National Market, the average of the mean between the representative bid and asked per Share prices in the over-the-counter market for each trading day during the same period, as reported by The NASDAQ Stock Market or if the Shares are not then quoted by The NASDAQ Stock Market as furnished by any market maker selected by the Company. The Executive may elect such option by giving written notice to the Company no later than the 5th business day after being notified of the amount of the bonus, which election shall be irrevocable.

                 3.3. BENEFITS. During the Term, the Executive will receive such employee benefits as are generally available to all executives of the Company. In addition, the Company will provide the Executive with an automobile at the same nominal monthly cost charged other executives. The Executive shall be entitled to reimbursement for (a) all reasonable business expenses he incurs in the performance of his duties against presentation of appropriate documentation thereof, and (b) in lieu of reimbursement of moving expenses incurred in relocating his family to Columbus, Ohio a moving expense bonus of $15,000 to be paid upon start of employment plus an additional $15,000 to be paid on the first anniversary of the execution of this Agreement. The Executive shall be entitled to three weeks paid vacation per year.

                 3.4. CONTINUATION. The salary and benefits shall cease if the Executive's employment is terminated "for cause" (as defined in Section 4.1) or if the Executive resigns (see Sections 4 and 5).

                 3.5. SIGNING BONUS. Upon execution of this Agreement, the Company shall deliver its check payable to the order of the Executive in the amount of $25,000. On each of the following three anniversaries of the date of execution of this Agreement, if the Executive is still employed by the Company on each such date, the Executive shall receive from the Company $25,000.

                 3.6. STOCK OPTION. The Company shall cause to be granted to the Executive a nonqualified stock option to purchase 100,000 Shares of the Company under the Company's Stock Option Plan, vesting at the rate of 20% per year starting on the first anniversary of the date of this Agreement, at a strike price of $3.25 per share.

                 3.7. JOINT VENTURE. It is the intention (but not the obligation) of the parties that as soon as the Board of Directors and the Executive mutually determine that it is economically feasible to do so, the parties shall use reasonable efforts in good faith to negotiate and implement the terms and ownership interests of a joint venture to mold and assemble parts.

                 3.8. FAMILY VISITS. During the first six months of this Agreement, the Company shall reimburse the Executive for the cost of 12 round trip coach air fare tickets between Columbus, Ohio and Springfield, Missouri to enable the Executive to fly to his wife, or his wife to fly to Columbus, twice per month.

                 3.9. CASH PAYMENT. If the Executive is then still employed by the Company, the Company will pay to the Executive the sum of $100,000 on February 1, 2009.

         SECTION 4. TERMINATION. The Company may terminate the employment of the Executive prior to the end of the Term of this Agreement "for cause", with such termination "for cause" being based upon the following:

                 4.1. TERMINATION FOR CAUSE. Termination "for cause" shall be defined as a termination by the Company of the employment of the Executive occasioned by (a) a willful and continuous breach by the Executive of this Agreement, or a material duty of the Executive owed to the Company in the course of his employment or willful and continued neglect of his duty hereunder, after written notice thereof has been given to the Executive and such activities have not been cured within a reasonable time thereafter, or (b) the Executive shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony; or (c) the Executive engaging in any act involving the misuse or misappropriation of money or other property of the Company, or the Executive shall have engaged in any act defrauding the Company, any affiliate of the Company or any customer of or supplier to the Company; or
(d) the abuse by the Executive of illegal drugs or other controlled substances.

                 4.2. CESSATION OF PAYMENTS. In the event of termination by the Company "for cause", all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the Executive under this Agreement. In the event that a benefit plan or stock plan which covers the Executive has specific provisions concerning termination of employment, then such benefit plan or stock plan shall control the disposition of the benefits or stock options.

                 4.3. AT WILL EMPLOYMENT. The parties agree that after the Term, the employment relationship described herein shall end if either the Company or the Executive gives written notice to the other of its intention to terminate this Agreement, as set forth in Section 2. Nevertheless, if the Executive continues to render services in the Company's employ after the Term and after either party has given the written notice set forth in Section 2, in the absence of any written extension, it is understood that such continued employment will be "at will," terminable at any time by the Company or the Executive.

                 4.4. DISABILITY. The Company may terminate the employment of the Executive prior to the end of the Term in the event of the Executive's physical or mental disability, upon 30 days' written notice from the Company. The Executive shall be deemed disabled if an independent medical doctor (selected by the Company's health or disability insurer) certifies that the Executive has for 90 days, consecutive or non-consecutive, in any 12 month period been physically or mentally disabled in a manner which materially interferes with his ability to perform his responsibilities under this Agreement. Any refusal by the Executive to submit to a medical examination for the purpose of certifying physical or mental disability under this Section 4.4 shall be deemed to constitute conclusive evidence of the Executive's physical or mental disability.

         SECTION 5. RESIGNATION, DEATH OR DISABILITY.

                 5.1. RESIGNATION. If, during the Term, the Executive resigns for any reason, all salary, benefits and other payments (except those that must continue by statute) shall cease at the time such resignation becomes effective. In the event that a benefit plan or stock plan which covers the Executive has specific provisions relative to resignation by an employee, then such benefit plan or stock plan shall control the disposition of the benefits or stock options.

                 5.2. DEATH OR DISABILITY. If during the Term, the Executive dies or his employment is terminated because of his disability (see Section 4.4 above), all salary, benefits and other payments (except those that must continue by statute) shall cease at the time of death or disability, provided, however, that the Company shall provide such health, dental and similar insurance or benefits as were provided to Executive immediately before his termination by reason of death or disability, to Executive or his family for 12 months after such termination on the same terms and conditions (including cost) as were applicable before such termination; provided, further in the event of termination for disability, Executive shall be entitled to receive in monthly installments his base salary of $125,000 until payments begin under any policy of disability insurance in which Executive participates. In the event that such a benefit plan or a stock plan which covers the Executive has specific provisions concerning the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan or stock plan shall control the disposition of such benefits or stock options.

                 5.3. TERMINATION OTHER THAN FOR CAUSE. If the Executive's employment with the Company is terminated by the Company other than "for cause", the benefits and other payments provided for hereunder shall continue during the period during which base salary payments are made.

         SECTION 6. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company's business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the term of his employment hereunder, and for a period of 12 months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

         SECTION 7. PROPRIETARY INFORMATION. The Executive agrees that he will not, during the Term and for a period of five years thereafter, use directly or indirectly, for his own account or for the account of any other person, firm or corporation, or disclose to any other person, firm or corporation, confidential information of the Company, including, but not limited to, supplier or customer lists, pricing or cost information, purchasing and marketing know-how, methods and techniques, in any form whatsoever; provided, however, that confidential information shall not include information that shall become generally known to the public or the trade without violation of this Agreement. Notwithstanding anything to the contrary contained in this Section 7, in the event Executive is required to disclose any confidential information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive compliance with the provisions of this Section 7. If in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by counsel that such disclosure is necessary to comply with such court order, decree, rule, regulation or law, the Executive may disclose such information in accordance with such court order or decree or in compliance with such rule, regulation or law without liability hereunder.

         SECTION 8. NON-COMPETITION.

                 8.1. PROSCRIBED ACTIVITIES. Executive agrees that during the period the Executive is employed by the Company, and, (a) if the employment of Executive is terminated "for cause" or by the resignation of Executive, for two years thereafter, or (b) one year thereafter in all other events, the Executive will not:

                         8.1.1. enter into the employ of or render any services
to any person, firm, or corporation, which has a material amount of its assets employed in a Competitive Business (as defined in Section 8.2 below);

                         8.1.2. engage in any Competitive Business for his own
account;

                         8.1.3. become associated with or interested in, through
retention or by employment, any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; or

                         8.1.4. solicit, interfere with, or endeavor to entice
away from the Company, any of its employees, customers, strategic partners, or sources of supply.

                 8.2. PERMITTED ACTIVITIES. Nothing in this Agreement shall preclude the Executive from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent of the publicly-traded equity securities of such Competitive Business. "Competitive Business" for purposes of this Agreement shall mean any business or enterprise which is:

                         8.2.1. engaged in the manufacture, sale or servicing of
hydraulic or injection molded presses, molding, tooling and automation; or

                         8.2.2. reasonably understood to be competitive in the
relevant market with products and/or systems described in Section 8.2.1 above.

         SECTION 9. INJUNCTIVE RELIEF. The Executive specifically acknowledges and agrees that (a) the restrictions contained in Sections 6, 7 and 8 are reasonable in view of the nature of the business in which the Company is engaged, (b) the Executive's obligations under this Agreement are of a special and unique character which gives them a peculiar value, and (c) the Company cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches any of his obligations under Sections 6, 7 or
8. The Executive therefore expressly agrees that, in addition to any other rights or remedies which the Company may possess, the Company shall be entitled to injunctive and other equitable relief to prevent a breach of any of the provisions of Sections 6, 7 or 8, including, without limitation, a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and the Executive hereby consents to the entry of such an order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such rights shall be cumulative and in addition to any other legal or equitable rights and remedies the Company may have. It is expressly agreed by the parties hereto that all of the provisions of this Section 9 shall survive the termination of this Agreement.

         SECTION 10. INVESTMENT REPRESENTATIONS.

                 10.1. NO RESALE. The Executive represents that the Shares are being acquired by him for his own account for investment and not with a view to the distribution thereof. The Executive understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), on the grounds that the offer and sale of the Shares to him are exempt from the registration requirements of the Act under Section 4(2) thereof as a transaction not involving any public offering of the Shares. The Executive understands that the Company's reliance on such exemption is predicated in part on the representations of the Executive which are contained herein.

                 10.2. ECONOMIC RISK. The Executive understands that he must bear the economic risk of his investment in the Shares for an indefinite period of time because the Shares have not been registered under the Act and, therefore, cannot be sold unless they are subsequently registered under the Act or an exemption from such registration is available. The Executive agrees that he will not offer to transfer any of the Shares except as expressly permitted by this Agreement and then only after the Company has received an opinion of its counsel that such offer or transfer is not in violation of the registration requirements of the Act or other applicable law.

                 10.3. ACCREDITED INVESTOR. The Executive represents that he is an "accredited investor" (as defined in Rule 501 under the Act). The Executive understands and consents that the certificates representing the Shares issued to the Executive hereunder shall be endorsed with a legend, substantially as follows:

         "The shares represented by this Certificate (a) have been acquired for investment and have not been registered under the Securities Act of 1933, as amended; and (b) may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

                 10.4. ACCESS. The Executive has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Shares as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. The Executive has been furnished access to such information and documents as the Executive has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the Company.

         SECTION 11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         SECTION 12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         SECTION 13. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and preliminary agreements. This Agreement may not be amended except in writing executed by the parties hereto.

         SECTION 14. EFFECT ON SUCCESSORS OF INTEREST. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto. Notwithstanding the above, the Executive recognizes and agrees that his obligation under this Agreement may not be assigned without the consent of the Company.

         SECTION 15. NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 15:

         If to the Company, to:

                  PH Group, Inc.
                  2365 Scioto Harper Drive
                  Columbus, Ohio  43204
                  Attention:  Charles T. Sherman, President

         With a copy to:
                  Kenneth J. Warren, Esq.
                  5920 Cromdale Drive, Suite 1
                  Dublin, Ohio  43017

         If to the Executive, marked confidential, to:
                  Truman Stegmaier
                  P.O. Box 499
                  Marshfield, Missouri  65706

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


PH GROUP, INC.                                   EXECUTIVE

By:
   -------------------------------               -------------------------------
                                                 Truman Stegmaier